Exhibit 10.23

DOUBLECLICK INC.

Description of Compensation Arrangements for Certain Executive Officers

Following is a description of the compensation arrangements for each of the Company’s named executive officers and for each other executive officer who is also a member of the Company’s Board of Directors. The Company’s named executive officers are (1) Kevin Ryan, Chief Executive Officer, (2) Mok Choe, Chief Information Officer; (3) Bruce Dalziel, Chief Financial Officer; (4) Brian Rainey, President and General Manager, Data Solutions and (5) David Rosenblatt, President. The compensation for these executive officers consists of base salary and perquisites, long-term incentive compensation and, for all officers other than Mr. Kevin O’Connor, annual cash bonus compensation.

As of March 16, 2005, the following are the base salaries (on an annual basis) of the Company’s named executive officers and each other executive officer who is also a member of the Company’s Board of Directors:

Name and Title	2005 Annual Base Salary

Kevin O’Connor	$55,000
Chairman of the Board
Kevin P. Ryan	$400,000
Chief Executive Officer
Mok Choe	$325,000
Chief Information Officer
Bruce Dalziel	$290,000
Chief Financial Officer
Dwight A. Merriman	$250,000
Director and Chief Technology Officer
Brian Rainey	$300,000
President and General Manager, Data Solutions
David Rosenblatt	$350,000
President

The Company does not have employment agreements with any of its named executive officers or with its other executive officers who are also members of the Company’s Board of Directors, but has executed retention agreements with each of its named executive officers, which are described in the Company’s Current Report on Form 8-K filed on December 13, 2004.

Additionally, our executive officers are entitled to participate in all health and welfare and retirement plans, perquisite, fringe benefit and other arrangements generally available to other salaried employees. They do not, however, receive any additional perquisites that are not generally available to other salaried employees.

In addition, each officer is entitled to participate in the Company’s Deferred Compensation Plan, a non-qualified deferred compensation plan, which is incorporated by reference as Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

The Company’s named executive officers and Mr. Merriman are eligible for annual performance-based cash bonuses under the Company’s Corporate Bonus Plan, which is described in the Company’s Current Report on Form 8-K filed on February 8, 2005.

Long term incentives are provided to the executive officers in accordance with the Amended and Restated 1997 Stock Incentive Plan, which is attached as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, or a successor stockholder approved equity plan.